HOMESEEKERS/iQUALIFY, LLC

                               OPERATING AGREEMENT
                               -------------------


         THIS OPERATING AGREEMENT for HOMESEEKERS/iQUALIFY, LLC, a Nevada Limited Liability Company (hereinafter, the "Company"), is made and entered into this 16th day of January, 1998, by and between NDS Software Inc., a Nevada corporation ("NDS"), as one of the two Members of the Company, and Finet Holdings Corporation, a Delaware corporation ("FINET"), as the other Member of the Company.

         For purposes of this Agreement, both parties may sometimes be referred to as the "Members"; provided, however, that nothing herein shall be construed as creating any more than two Members (NDS as one Member and FINET as the other Member) with equal voting and control of the Company.

                               W I T N E S S E T H

         1. COMPANY FORMATION. The Members shall form the Company pursuant to Articles of Organization filed with the Nevada Secretary of State (hereinafter, the "Articles"), and cause to be issued a Certificate of Authority. The registered office of the Company shall be located at the office of the resident agent as set forth in the Articles or as may be changed from time to time according to law. The parties shall execute any and all documents to facilitate the formation of the Company as may be needed.

         2. PURPOSE OF BUSINESS. The purpose of the creation and continued existence of the Company shall be to engage in and carry on any lawful business or activity, without reservation or restriction except as may be imposed by law. Specifically, it is the present intention of the Members that the Company shall be concerned with establishment of an Internet web site (the "Site") for consumers to view information pertaining to real estate properties and provide the consumer an opportunity to prequalify for, apply for, and close residential home loans. The Site may be a platform for multiple products and services related to real estate sales, advertising, etc., and as may be mutually agreed upon by the Members.

         3. PRODUCT. The Site shall be a "co-branded" site with hyperlinks to other web sites owned by the Members as otherwise provided herein. NDS shall provide the database from its "CityNet" web site and create, host, develop, evolve, operate, maintain, promote and manage the Site. FINET shall provide the functionality of its "iQualify" web site and supply appropriate mortgage related advertising copy for the Site.

         The Members agree to provide the Company with new products or services used in their operations that might help or facilitate the success and competitiveness of the Site. The Members will also determine the structure, products, and services presented on the Site which will be based upon and similar to NDS's CityNet web site. As developed and accepted by the Members, these products and services shall be more specifically

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described in an addendum to this Agreement and will be updated quarterly or at such times as are mutually agreed upon by the Members. Any services provided by the Members to the Company related to their respective industries shall be on a "best price" basis to the consumer, which shall be defined as the same rate as the best price realized by a consumer at either Member's business

         4.       CONTRIBUTIONS OF CAPITAL.

                  a. The Company's initial capital shall consist of the contribution by the Members as described by the following:

i. NDS will contribute output from its CityNet web site exclusively to the Site, a file server with sufficient capacity, an Internet line connection of sufficient capacity (T1 or greater) and 300,000 shares of NDS common stock.

ii. FINET will contribute output from its iQualify web site or any other Finet controlled site which markets the "Desktop Underwriter Program", which is the multi lender platform for loan approval provided through Fannie Mae.

                           iii. Each Member agrees to diligently do all acts
necessary to transfer the above described contributions, as may be reasonably required to carry out the intent and purpose of this Agreement.

                  b. The respective initial ownership interest in the Company shall be:

                           i.  NDS shall own 50% of the Company; and,

                           ii. FINET shall own 50% of the Company.

                  c. Except as is otherwise provided herein, no Member may withdraw any portion of the capital of the Company and no Member shall be entitled to the return of that member's contribution to the capital of the Company except upon dissolution of the Company or the withdrawal of that Member from the Company in accordance with the terms and conditions described herein.

                  d. Additional contributions of capital by the Members shall be determined upon the mutual consent of the Members. Upon approval of additional contribution to capital, the contribution shall be given within thirty (30) days after the determination by the mutual consent of the Members. If within the time period provided, any Member fails to make his additional capital contribution, as was mutually agreed upon, the other Member may, within a period of thirty
(30) days after the end of the time the contribution was due, either:

                           i. Make an additional capital contribution in a sum
equal to that which the defaulting Member was required to make, in which case the Members' capital and income accounts shall be adjusted accordingly, or

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                           ii. Cause the Company to be dissolved.

                  e. Except as otherwise provided herein, the capital of the Company may be contributed in the form of cash, personal property, equipment, personal services rendered or in any other manner which in the general course of business affairs is recognized as representing valid legal consideration and is mutually agreed upon by the Members. Upon establishment of the Company's Site to the mutual satisfaction of the Members, the initial capital accounts of the Members shall be deemed equal in amount.

         5. RESERVATION OF INTERESTS. The Members acknowledge that each owns proprietary interests in the software, data, and services presently being produced and marketed by each respective Member and that each Member generates revenues from such products and services. It is the intent of this Agreement, that in the formation of the Company, each Member shall retain exclusive ownership rights to their respective products and proprietary rights and nothing herein is to be in any way construed as creating any right, title, claim, or interest of one Member whatsoever in products and proprietary rights of the other Member. The Members also intend to exclude the revenues generated by their current products and services, to the extent that they are not contributed to the Company as is provided for herein above, from the income or revenues which constitute the Company's income or revenue as defined herein. Specifically, NDS shall, at all times during this Agreement and any extensions hereof, retain and be entitled to claim separately from the Company all its other revenues and products, including without limitation, its CityNet and HomeSeekers web sites. Similarly, FINET shall retain and be entitled to claim separately from the Company all its other revenues and products, including without limitation, its iQualify web site. Neither Member shall claim any right, title or interest to the products and services of the other and shall notify the other if the Member becomes aware of any adverse claim to the products or services of the other Member.

         6.       CONFIDENTIALITY AND NON-DISCLOSURE.

                  (a)      "Confidential Information" shall mean:

                           (i)   Any information relating to the CityNet,
HomeSeekers and iQualify web sites technology;

                           (ii)  Any information relating to the Site's
technology;

                           (iii) Any basic proprietary technology developed or
acquired by the Company; and

                           (iv) Any related products and technology of the
Members that are proprietary or confidential.

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         By way of illustration, but not limitation, with respect to the foregoing, Confidential Information of the Members shall include any information, know-how, data, process, technique, algorithm, program, design, drawing, formula or test data. Confidential Information shall also refer to any part of the business affairs of the Members that are proprietary and confidential including any future development, engineering, manufacturing, marketing, business plan, servicing, financial or personnel matter relating to the Members businesses, or either party's present or future products, sales, suppliers, customers, employees, investors or business, whether communicated in oral, written, graphic or electronic form, including without limitation, concepts, techniques, processes, designs, cost data and other technical know-how and financial, marketing, and other business information disclosed by either Member to the other, or obtained by either Member through observation or examination of the other party's facilities, customers or suppliers and any information either Member has received from others which it is obligated to treat as confidential or proprietary.

         Whenever it is reasonably possible, information that is to be treated as Confidential Information and that is in written form shall be marked "confidential" or "proprietary," or with some similar legend, at the time of disclosure, or the disclosing party shall inform the other party in writing of the confidential nature thereof within a reasonable time following disclosure (or within a reasonable time following the execution of this Agreement with respect to any previously disclosed Confidential Information). Whenever it is reasonably possible, information that is to be treated as Confidential Information and that is disclosed orally shall be identified as Confidential Information at the time of disclosure, or the disclosing party shall inform the other party in writing of the confidential nature thereof within a reasonable time following disclosure (or within a reasonable time following the execution of this Agreement with respect to any previously disclosed confidential Information).

                  (b) Each of the Members hereby acknowledge that irreparable injury and damage to the other party will result from the unauthorized use or disclosure to third parties of Confidential Information of the other party or from uses of Confidential Information of the other party for any purpose other than the business conducted or to be conducted by the Company. Each of the Members hereby further acknowledge and agree that in the event of any breach of this provision, including, without limitation, the actual or threatened disclosure of any Confidential Information without the prior express written consent of the other party, such other party will suffer irreparable injury and damage, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, the Members each hereby agree that the other party shall be entitled to specific performance of the other's obligations under this provision, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

                  (c) The Members shall not, without the prior written consent of the other party, disclose any Confidential Information to any third party, nor use any Confidential Information for any purpose. The Members, however, shall have no liability

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to the other party, under this Article with respect to the disclosure and/or use of any such Confidential Information that it can establish was:

                           (i) In the public domain at the time of such
disclosure or subsequently came into the public domain through no fault of the recipient; or

                           (ii) Rightfully known to the recipient without a
binder of confidentiality prior to such disclosure; or

                           (iii) Lawfully received by the recipient without a
binder of confidentiality from a source other than the provider of such information; or

                           (iv) Independently developed by the recipient by
persons who had not had access to the proprietary or confidential information;
or

                           (v) Disclosed without restriction by or with prior
written approval of the provider of such information; or

                           (vi) Disclosed to persons regularly employed by the
recipient who have previously agreed in writing not to disclose such information or to use such information for any purpose other than to assist in the conduct of the activities of the Company.

                  (d) The Members each agree that any disclosure of Confidential Information within its own company shall be only such as is necessary to accomplish the purposes of the Company. The Members shall each take reasonable security precautions, at least as great as it employs to protect its own confidential information, to protect from disclosure and to keep confidential the Confidential Information, including without limitation, protection of documents from discovery of contents, theft, unauthorized duplication, and access by other persons to Confidential Information. Prior to disclosure of Confidential Information to any of its employees, the Members each agree to obtain an appropriate agreement from those of its employees to whom such information is disclosed or who otherwise gain access to such information to maintain the confidentiality of Confidential Information. The Members further agree to indemnify the other party against any loss or liability resulting from, or arising in connection with, unauthorized use or disclosure of Confidential Information by it or its employees.

                  (e) Each of the Members shall promptly deliver to the other party at such party's request any documents or other materials reflecting any Confidential Information made available or supplied to it and any copies thereof which it may have made, may have access to, or may receive or possess during the period of the activities to be conducted by the Company. Upon termination of the Company, for any reason or in any manner whatsoever, each of the Members shall promptly deliver to the other party any Confidential Information and any other property of the other party which it shall have in its possession or under its control, except as the other party shall, by prior express

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written permission, allow it to retain, or to which it may otherwise be entitled to retain under the terms of any other written agreement with respect thereto.

                  (f) The Members shall not make or use any copies or summaries, of oral or written material, photographs, or any other documentation or information made available or supplied by the other party, except such as are necessary for its internal communications in connection with the purpose of the Company or as are necessary to accomplish the purpose of the Company.

                  (g) Each of the Members shall retain all rights and remedies afforded it under the patent and other laws of the United States, the states thereof, or any other country or governmental unit thereof, including without limitation any laws designed to protect proprietary or confidential information.

                  (h) This Article sets forth the entire agreement and understanding of the parties and merges all prior discussions between them as to Confidential Information. Neither party may be bound by a definition, condition, representation or waiver other than as expressly stated in this Article or as subsequently set forth in writing signed by the parties hereto. This Article shall survive the termination of the Company and shall supplement any subsequent agreement between the parties with respect to the subject matter hereof to the extent that the terms contained herein are not inconsistent with any such subsequent agreement.

                  (i) Nothing in this Article shall be construed to convey to either Member any right, title or interest in any Confidential Information of the other party, or any license to use, sell, exploit, copy or further develop in any way any Confidential Information of the other party. No license is hereby granted or implied under any patent, copyright or trademark, any application for any of the foregoing, or any trade name, trade secret or other proprietary information, in which either Member has any right, title or interest.

         7. LIQUIDATED DAMAGES AND REMEDIES. The Members acknowledge that, in the event either Member breaches the terms, promises or covenants of Article 5 (Reservation of Interests) or Article 6 (Confidentiality and Non-Disclosure), such breach is material to this Agreement and the damages suffered by the non-breaching Member could be substantial or may be irreparable, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. In such event, the non-breaching Member shall provide written notice of the breach to the breaching Member who must cure the breach within thirty (30) days thereof. If the breaching Member fails to cure the breach within said time period, the non-breaching Member, in addition to any other remedy that may be available at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

         8.       REVENUE OF THE COMPANY.

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                  a. For purposes of this agreement "Revenues" shall mean all revenues obtained by the Company from services and/or products offered by the Company after all deductions have been effected for costs incurred by the Members, which costs shall have been mutually agreed to in advance in writing by the Members. The net profit of the Company in excess of the amounts deemed necessary by the Managers to operate and grow the Company, after taking into consideration those reserves that are reasonably necessary to maintain the operations of the Company, shall be disbursed to the Members as described hereinbelow and the net losses, if any, shall be borne equally by them. Such profit and loss shall be distributed on a monthly basis. A Member is not entitled to receive out of the Company property any part of his contributions to capital until all liabilities of the Company, except liabilities to Members on account of their contributions to capital, have been paid or there remains property of the Company sufficient to pay them.

                  b. The revenue of the Company generated by consumer inquiries to the Site is expected to be derived from three sources and shall be accounted for as follows:

                  (i) Transaction Fees: As of the date of this Agreement, the estimated fees payable to FINET for a qualified consumer loan lead, processed through the iQualify web site and sold to a third party lender is $250 ("Lead Revenue"); and the estimated fees payable to FINET for a qualified consumer loan lead, processed through the iQualify web site, which is closed through the Finet Call Center is $2,000 ("Funding Revenue").

                  (ii) During the term of this Agreement Finet shall receive a "base loan fee" of $500 for each qualified consumer loan lead, processed through the iQualify web site, which is closed through the Finet Call Center "Base Loan Fee".

                  (iii) In addition, during the first twelve months of operation of the Site, for the first 450 transactions Finet shall receive the remaining revenue from Lead Revenues and Funding Revenues, after the payment of the Base Loan Fee ("Distribution Preference"). During the Second twelve months of operation of the Site, for the first 585 transactions Finet shall receive the remaining revenue from Lead Revenues and Funding Revenues, after the payment of the Base Loan Fee. During the third twelve months of operation of the Site, for the first 765 transactions Finet shall receive the remaining revenue from Lead Revenues and Funding Revenues, after the payment of the Base Loan Fee.

                  (iv) In the event there are less than 450 and 585 transactions to permit Finet to receive the Distribution Preference in the first and or second twelve month of operations of the Site, respectively, the amount of the transaction short fall in each twelve month period shall be carried forward to the next twelve month period on a cumulative basis, up through and including the final (third) twelve month period of operations of the Site.

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                  (v) Advertising Fees: NDS shall receive the first $500 of
         "advertising revenues" that are paid by each customer/client for advertising associated with the Site (Advertising Preference"). Advertising Preference revenue shall only be paid once for each customer/client. Advertising Fees shall be distributed to NDS monthly.

                  c. After the payment of all Base Loan Fees, the Distribution Preference and the Advertising Preference, all additional revenues shall be retained by the Company for distribution in accordance with the terms of this Agreement.

         9.       OBLIGATIONS OF THE MEMBERS.

                  a. FINET has the obligation of selling to third party lenders sixty-six percent (66%) of qualified consumer loan leads, processed through the iQualify web site and are not closed by Monument Mortgage, Inc. ("MMI"). In addition, FINET has the obligation of funding through MMI, sixty-six percent (66%) of the qualified consumer loan leads, processed through the iQualify web site and which are submitted by the consumer to MMI for closing.

                  b. NDS has the obligation of creating sufficient traffic on the Site to generate qualified consumer loan leads at a rate of one hundred and fifty percent (150%) of 450, 585 and 765 transactions in the first, second and third twelve months, respectively.

                  c. During the initial thirty six months of operation of the Site, in the event NDS fails to meet the obligation of bringing sufficient traffic to the Site as outlined in subparagraph (b) of this
         Article 9, and FINET has met the performance criteria in subparagraph
         (a) of this Article 9, then in each twelve month period during the initial thirty six months of operation of the Site, FINET will have the right to withdraw from the Company a pro-rata amount of 100,000 NDS shares of the stock contributed by NDS under Article 4. For example, in the first twelve months of operation of the Site, if the Site provides only 225 transactions (50% of the targeted transactions for the first twelve months pursuant to subparagraph (b)), then FINET may remove 50,000 shares from the LLC (fifty percent (50%) of 100,000 shares). At the end of the initial thirty six months of operation of the Site, if the number shares of Stock issued to FINET under this Article 9 is less than the total number of shares of the Stock contributed by NDS, the Company shall issue and return to NDS all such remaining Stock not issued to FINET during the initial thirty six months of operation of the Site.

                  d. During the term of this Agreement, NDS agrees to provide a mutually acceptable hyperlink on its CityNet web site to the Company Site and FINET agrees to provide a mutually acceptable hyperlink on its iQualify web site to the Company Site. As material consideration to this Agreement, the Members agree not to offer advertising space on the CityNet web site or the iQualify site to a competing business of either Member. Notwithstanding the foregoing, the

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         Members acknowledge that the iQualify web site is and shall remain a
         "lender neutral" web site.

         10.      NDS STOCK.

                  a. FINET acknowledges that any NDS stock issued in accordance with the provisions of this Agreement will be subject to the restrictions imposed by the Securities and Exchange Commission pursuant to Rule 144, as contained in the Securities Act of 1933, as amended and/or regulations thereunder. No warranties or representations by NDS are made, nor shall be implied herein that such restrictions will be removed except by compliance with the applicable requirements of Rule 144, the Securities Act of 1933 and/or other regulations.

                  b. FINET shall be entitled to "piggy-back" registration rights on all registrations of the common stock of NDS. No shareholder of NDS shall be granted piggy back registration rights superior to those of Finet.

         11.      MANAGEMENT AND DUTIES.

                  a. The conduct of the day-to-day operations and management of the Company shall be by two (2) "Managers" who shall have equal rights in the management and conduct of the Company. Each Member shall select one (1) Manager who shall be competent in all respects to fulfill the duties of the Company management. The Managers shall, on an annual basis or more often as the Members may require, submit a business plan to the Members that shall encompass short and long term budgeting, marketing, and product development ("Budget and Business Plan"). The Members shall review and comment upon or approve the plan within thirty (30) days from submittal.

                  b. During the initial thirty-six months of operation of the Site, in the event the Members disagree with any aspect of any Budget and Business Plan submitted by the Managers, Finet shall be empowered to resolve the conflict as to the Budget and Business Plan. Thereafter, the Members shall select a mutually agreeable third party with sufficient knowledge of the Company and industry who will be considered as a third Manager for the sole purpose of voting upon and resolving the conflict as to the Budget and Business Plan. Upon a Budget and Business Plan being completed, the duties of the third Manager shall be terminated.

                  c. Unless specifically authorized in the Budget and Business Plan, no Member or Manager acting for or on behalf of the Company shall, without the mutual consent of the other Members and Managers, execute any contract or agreement, endorse any note, act as an accommodation party, become surety, borrow or lend money; make or execute any mortgage, bond or lease; or purchase or contract to purchase any real property or otherwise in any way obligate the Company in any similar manner whatsoever.

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                  d. Unless specifically authorized in the Budget and Business
Plan, no Manager acting for or on behalf of the Company shall, without the consent of the other Manager, employ any person; purchase any personal property, or incur any liability or expend any money in excess of $1,000 cost. It is intended by the parties that no decision other than the day-to-day operations or management of the Company, shall be accomplished without the knowledge and consent of both Managers.

                  e. No Member shall, without the written mutual consent of the other Member, enter into any agreement as a result of which any person, firm or organization shall obtain an equity or management interest in the Company. Similarly, no Member shall do or perform any act that is materially detrimental to the best interests of the Company or which materially interferes with or in effect makes it impossible to carry on the ordinary business of the Company.

                  f. All Members and Managers shall institute reasonable procedures so as to ensure that the identification "LLC" appears after the name of the Company on all correspondence, stationary, checks, invoices and all documents and papers executed by or on behalf of the Company. Further, each Member and Manager, when transacting any business on behalf of the Company shall identify themselves as either a "Member" or "Manager" of the Company.

                  g. The Members have the right to admit additional Members, on terms and conditions acceptable to 100% of the current Members. The Members will have final decision making authority of all actions of their mutually designated and authorized Managers.

         12. BOOKS AND RECORDS. The books and records of the Company required by NRS ss.86.241 shall be maintained at the offices of FINET located at 3021 Citrus Circle, Suite 150, Walnut Creek, CA 94598, rather than the registered office of the Company as identified in the Articles. All financial records shall be maintained and reported based on generally acceptable accounting principles. Each Member and Manager shall have full and complete access thereto. The financial records of the Company shall be stored and maintained on the "Platinum Software Program", which shall be regularly maintained by FINET and accessible by Members, upon request.

         13. CAPITAL ACCOUNT. A separate capital account shall be maintained for each of the Members in accordance with the provisions of this Agreement. Each Member's capital account shall consist of his original capital contribution increased by (1) any additional contributions to capital, and (2) each Member's share of company's profits; and decreased by (1) any distributions to such Member in reduction of Company capital, and (2) each Member's share of Company losses. No Member shall withdraw any part of his individual capital account except as set forth herein or in the Articles of Organization, but should a Member's capital account become impaired, that Member's share of subsequent Company profits shall be first credited to his capital account until the account is thereby restored before any profits are credited to his income account.

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         14. INTEREST. No interest shall be paid on the initial contributions to the capital of the Company or any subsequent contributions of capital.

         15. INCOME ACCOUNT. A separate income account shall be maintained for each Member. All Company profits shall be credited to the income accounts and all losses, if any, shall be charged against the income accounts in the ratios and amounts as otherwise provided herein. If a Member has no credit balance in his income account, any losses sustained shall be charged against his capital account.

         16. INDEMNIFICATION BY COMPANY. Any indemnification under NRS 86.411 and 86.421, unless ordered by a court or advanced pursuant to NRS 86.441, may be made by the Company only as mutually authorized by the Members in each specific case and upon a determination that indemnification of the Manager, Member, employee or agent is proper in the circumstances pursuant to NRS 86.431.
The determination must be made by the Members.

         17. TERMINATION OF COMPANY. The parties agree to review the financial status and success of the Company and the Site upon the third year anniversary of operation of the Site as provided for in this Agreement, to determine if the Company should be dissolved or continued. In the event either party desires to dissolve, the Company shall be dissolved and liquidated according to the terms herein; if the Members mutually decide to continue the Company, the Members shall proceed with business according to the terms hereof or as may otherwise be mutually agreed upon in writing.

         18. LIQUIDATION. Upon termination and liquidation of the Company the assets of the Company shall be used and distributed in the following order:

                  a. To pay for, or provide for the payment of, all Company liabilities and liquidating expenses and obligations.

                  b. To return to NDS, on a first preference basis and irrespective of the balance of either Member's capital or income accounts, any and all of the remaining shares of stock not issued to FINET pursuant to Article 9 hereinabove.

                  c. To equalize the income accounts of the Members.

                  d. To discharge the balance of the income accounts of the Members.

                  e. To equalize the balance of the capital accounts of the Members.

                  f. To discharge the balance of the capital accounts of the Members.

         Nothing in this paragraph, however, shall preclude or prohibit a different formula or method of liquidation from being used, if such method shall be arrived at by the mutual consent of the Members. Similarly, nothing hereinabove state shall preclude the

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sale of one Member's interest to the other Members at any time upon terms which are mutually satisfactory and agreeable between the Members.

         19. REPRESENTATIONS. Each Member hereby represents and warrants to the other as of the date of this Agreement, the followings:

                  a. Corporate Status. The Member is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation.

                  b. Corporate Authority. The Member has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and this Agreement constitutes a valid and binding obligation and performance hereunder will not violate any provision of the Member's Articles of Incorporation, Bylaws, or other agreements or commitments.

                  c. Title to Rights. The Member has good and marketable title or has the right under license to all properties and assets, real, personal, and proprietary, being contributed by such Member hereunder; that all pertinent patents, patent applications, copyrights, trade-marks and trade-names are valid and in good standing; and, the use of such properties do not conflict in any way with the trade-marks, trade-names, or other proprietary rights of any other person or entity.

         20. MEDIATION AND ARBITRATION. Initially all claims and controversies of any kind relating to this Agreement shall be submitted to mediation pursuant to the services of an established mediation service with the venue of the mediation being San Francisco, California. In the event the matter cannot be disposed of by mediation, all claims and controversies of any kind relating to this Agreement shall be finally settled by binding arbitration before a panel of three arbitrators in San Francisco, California, in accordance with the rules then in effect from the American Arbitration Association. Each of the Members shall select one arbitrator from a list provided by the American Arbitration Association. The two arbitrators selected by the Members shall then select the third arbitrator to complete the panel. All parties to this Agreement shall be bound by the decisions in any such arbitration, and judgment upon such arbitration may be entered by any court of proper jurisdiction. Attorney's fees and costs shall be allocated by agreement in mediation or by the arbitrators in arbitration.

         21.      MISCELLANEOUS.

                  a. Notice. Any notice required or permitted to be given by the provisions of the Articles, this Operating Agreement or by law shall be effective as of the date personally delivered, or if sent by mail, on the date deposited with the United States Postal Service, prepaid and addressed to the intended receiver at his last known address as shown in the records of the Company.

                  b. Duality of Interest. Members of the Company have a duty of undivided loyalty to the Company in all matters affecting the Company's interests.

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                  c. Choice of Law. This Agreement shall be governed by and
construed under the laws of the State of Nevada.

                  d. Amendments. This Operating Agreement may be altered, amended, restated, or repealed and a new Operating Agreement may be adopted by unanimous consent of the Members.

                  e. Warranty/Indemnification. Each Member hereby warrants and represents that it is the sole owner of the products and services being contributed to the Company. Each Member agrees to indemnify, defend, and hold harmless the Company and other Member for any and all damages, costs, and attorney fees incurred arising out of any adverse claim or action commenced regarding infringement of copyright, trademark, trade name, or other proprietary interest pertaining to the Member's product or services.

         THE UNDERSIGNED, being all the Members of HOMESEEKERS/iQUALIFY, LLC, a Nevada Limited Liability Company, having set their hands on the date first above written, hereby evidence their adoption and ratification of this Operating Agreement.

                                    MEMBERS
                                    -------


NDS SOFTWARE, INC.,                         FINET HOLDINGS CORPORATION,
a Nevada corporation,                       a Delaware corporation,


By: /s/ Greg Johnson                        By: /s/ L. Daniel Rawitch
    --------------------------                  -----------------------------
    Greg Johnson,                               L. Daniel Rawitch
    Chief Executive Officer                     Chief Executive Officer


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